As filed with the Securities and Exchange Commission on October 29, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLECO CORPORATION

(Exact name of registrant as specified in its charter)

Louisiana	72-1445282
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2030 Donahue Ferry Road

Pineville, Louisiana 71360-5226

(318) 484-7400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wade A. Hoefling

Senior Vice President — General Counsel and

Director of Regulatory Compliance

2030 Donahue Ferry Road

Pineville, Louisiana 71360-5226

(318) 484-7400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David F. Taylor

Locke Lord LLP

600 Travis Street, Suite 2800

Houston, Texas 77002

(713) 226-1200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee(3)
Common Stock, par value $1.00 per share (4)
Debt Securities (5)
Total	$500,000,000		$500,000,000	$50,350

(1)	Rule 457(a) permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered or the proposed maximum offering price per security. This registration statement relates to the securities reflected in the table above, together with the additional securities referenced in note (3) below, in such amount in U.S. dollars or the equivalent thereof in foreign currencies, foreign currency units or composite currencies, as shall result in an aggregate offering price for all securities not to exceed $500,000,000. The indeterminate aggregate amount or number also includes such securities as may, from time to time, be issued upon conversion or exchange of securities registered hereunder, to the extent any such securities are, by their terms, convertible into or exchangeable for other securities.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act and exclusive of accrued interest, if any.
(3)	Pursuant to Rule 415(a)(6) under the Securities Act the securities registered pursuant to this registration statement include $500,000,000 of unsold securities previously registered on the registrant’s Registration Statement on Form S-3 (dated October 31, 2012, Registration No. 333-184695) (the “Prior Registration Statement”). The amount of the registration fee associated with such securities that was previously paid with the Prior Registration Statement was $68,200 all of which is remaining and which amount will be used to offset the $50,350 that is to be paid in connection with this registration statement. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of the unsold securities registered under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.
(4)	Subject to notes (1) and (3) above, there are being registered hereunder a presently indeterminate number of common stock and an indeterminate principal amount of debt securities.
(5)	If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such amount as shall result in an aggregate initial offering price not to exceed $500,000,000 less the dollar amount of any registered securities previously issued.

Prospectus

$500,000,000

CLECO CORPORATION

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Cleco Corporation

2030 Donahue Ferry Road

Pineville, Louisiana 71360-5226

(318) 484-7400

We may offer and sell up to $500,000,000 of our senior debt securities, subordinated debt securities and common stock in one or more series by using this prospectus. We will establish the terms for our securities at the time we sell them and we will describe them in one or more supplements to this prospectus. Our debt securities may be convertible into or exchangeable for shares of our common stock. You should read this prospectus and the related supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement.

Our common stock is listed for trading on the New York Stock Exchange under the ticker symbol “CNL”.

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 29, 2015.

About This Prospectus

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission using a “shelf” registration process. By using this process, we may offer up to $500,000,000 of our securities in one or more offerings. This prospectus provides you with a description of the securities we may offer. Each time we offer securities, we will provide a supplement to this prospectus. The prospectus supplement will describe the specific terms of the offering. The prospectus supplement may also add, update or change the information contained in this prospectus. Please carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to in the “Where You Can Find More Information” section of this prospectus.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus and the applicable prospectus supplement to our company include our subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with any additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus, and any information incorporated by reference is current only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Cleco Corporation

We are a regional energy company that conducts substantially all of our business operations through our primary subsidiary, Cleco Power LLC (“Cleco Power”). Cleco Power is a regulated electric utility company that owns 10 generating units with a total nameplate capacity of 3,333 megawatts (“MW”) and serves approximately 286,000 customers in Louisiana through its retail business and supplies wholesale power in Louisiana and Mississippi. Prior to March 15, 2014, we also conducted wholesale business operations through Cleco Midstream Resources LLC (“Midstream”), our wholly-owned subsidiary. Midstream owns Cleco Evangeline LLC (“Evangeline”), which owned and operated a merchant power plant, Coughlin Power Station, a combined-cycle, natural gas fired power plant located in Evangeline Parish, Louisiana (“Coughlin”). On March 15, 2014, the Coughlin generating assets were transferred to Cleco Power. Coughlin consists of two generating units with a total nameplate capacity of 775 MW. Cleco Power is regulated by the Louisiana Public Service Commission (“LPSC”) and the Federal Energy Regulatory Commission (“FERC”) which determine the rates Cleco Power can charge its customers, as well as other governmental authorities.

Subject to certain limited exceptions, we are exempt from regulation as a public utility holding company pursuant to provisions of the Public Utility Holding Company Act of 2005.

On October 17, 2014, we entered into an Agreement and Plan of Merger (“Merger Agreement”) with Cleco Partners L.P. (“Cleco Partners”), a Delaware limited partnership that prior to the closing of the Merger will be owned by a consortium of investors, including funds or investment vehicles managed by Macquarie Infrastructure and Real Assets, British Columbia Investment Management Corporation, John Hancock Financial, and other infrastructure investors, and Cleco Merger Sub, Inc., a Louisiana corporation and an indirect wholly-owned subsidiary of Cleco Partners (“Merger Sub”), providing for the merger of Merger Sub with and into us, with Cleco surviving the Merger as an indirect, wholly-owned subsidiary of Cleco Partners (the “Merger”). Pursuant to the Merger Agreement, at the effective time of the Merger each outstanding share of our common stock, par value $1.00 per share (other than shares that we own or are owned by Cleco Partners, Merger Sub, or any other direct or indirect wholly-owned subsidiary of Cleco Partners or us), will be converted into the right to receive $55.37 per share in cash, without interest, with all dividends payable before the effective time of the Merger.

The Merger remains subject to authorization from the LPSC. On February 10, 2015, Cleco Power filed an application with the LPSC seeking approval of the Merger. The LPSC has scheduled a hearing to begin on November 9, 2015 on the proposed Merger with an Administrative Law Judge (“ALJ”). The ALJ is expected to issue a recommended decision to the LPSC for its review and decision. A Special Meeting of our Shareholders was held on February 26, 2015, in Pineville, Louisiana to obtain shareholder approval of the Merger Agreement. We received approval of the Merger Agreement by a vote of approximately 77% of shares of our common stock entitled to be cast. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired on May 4, 2015. On June 12, 2015, the Federal Communications Commission (“FCC”) consented to our request to transfer certain licenses to Cleco Power, which consent became final on July 28, 2015. Also on June 12, 2015, the Committee on Foreign Investment in the U.S. cleared the Merger to proceed without further review. On July 17, 2015, Cleco Power, Perryville, Attala, and Cleco Partners received approval of the Merger from FERC. Management expects the Merger to close in the first quarter of 2016.

The Merger Agreement may be terminated either by us or Cleco Partners under certain circumstances, including if the Merger is not completed by April 17, 2016. The Merger Agreement also provides for certain termination rights for both Cleco Partners and us, and further provides that, upon termination of the Merger Agreement under certain specified circumstances, we will be required to pay Cleco Partners a termination fee of $120.0 million. If the Merger Agreement is terminated under certain specified circumstances, Cleco Partners will be required to pay us a termination fee equal to $180.0 million. If the Merger Agreement is terminated due to lack of regulatory approval, neither we nor Cleco Partners would be required to pay a termination fee. Upon completion of the Merger, we will pay an additional $12.0 million in contingency fees.

Our principal executive offices are located at 2030 Donahue Ferry Road, Pineville, Louisiana 71360-5226, and our telephone number at this address is (318) 484-7400. Our homepage on the Internet is located at http://www.cleco.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission (“SEC”) are available, free of charge, through our website, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus or any accompanying prospectus supplement and does not constitute a part of this prospectus or any accompanying prospectus supplement. For additional information regarding reports and other information we file with or furnish to the SEC and other information about us, please read “Where You Can Find More Information” beginning on page 36 of this prospectus.

Risk Factors

Investing in our securities involves risk. You should carefully consider all of the information included or incorporated by reference in this prospectus and any accompanying prospectus supplement before deciding whether to make an investment in our securities. In particular, you should carefully consider the risks described below and in our annual report, quarterly reports and current reports incorporated by reference in this prospectus and any accompanying prospectus supplement as well as the factors listed under “Cautionary Statement Regarding Forward-Looking Statements.” There may be additional risks that are not currently known to us or that we do not currently consider material. These risks and uncertainties could have an adverse effect on our business, including, depending on the circumstances, our results of operations and financial condition, or could adversely affect the value of our securities.

Agreement and Plan of Merger

We, and Cleco Partners, may be unable to obtain the required governmental, regulatory, and other approvals required to complete the Merger, or such approvals may require us to comply with material restrictions or conditions.

Consummation of the Merger remains subject to the satisfaction or waiver of specified closing conditions, including (i) the absence of any temporary restraining order or injunction preventing, prohibiting, restraining, enjoining, or rendering illegal the consummation of the Merger; (ii) approval from the LPSC; and (iii) other customary closing conditions. The LPSC approval required to consummate the Merger may not be obtained at all, may not be obtained on the proposed terms and schedules as contemplated by the parties, and/or may impose terms, conditions, obligations, or commitments that constitute a “burdensome effect” (as defined in the Merger Agreement). In the event that the LPSC approval includes any such burdensome effect or if any of the conditions to closing are not satisfied prior to the termination date specified in the Merger Agreement, Cleco Partners will not be obligated to consummate the Merger. These conditions or changes could also delay or materially and adversely affect our results of operations, financial condition, and cash flows.

In the event that the Merger Agreement is terminated prior to the completion of the Merger, we could incur significant transaction costs that could materially impact our financial performance and results of operations.

We will incur significant transaction costs, including legal, accounting, financial advisory, filing, printing, and other costs relating to the Merger. The Merger Agreement provides that upon termination of the Merger Agreement under certain specified circumstances, we will be required to pay Cleco Partners a termination fee of $120.0 million. Any fees due as a result of termination could have a material adverse effect on our results of operations, financial condition, and cash flows.

We are subject to business uncertainties and contractual restrictions while the Merger is pending that could adversely affect our financial results.

Uncertainty about the effects of the Merger on employees or vendors and others may have an adverse effect on us. These uncertainties may impair our and our subsidiaries’ ability to attract, retain, and motivate key personnel and could cause vendors and others that deal with us to seek to change existing business relationships. Employee retention and recruitment may be particularly challenging prior to the completion of the Merger, as current and prospective employees may experience uncertainty about their future roles with us. If key employees depart or fail to accept employment with us or our subsidiaries due to the uncertainty and difficulty of integration or a desire not to remain with us, our results of operations, financial condition, and cash flows could be adversely affected.

We expect that matters relating to the Merger and integration-related issues will place a significant burden on management, employees, and internal resources, which could otherwise have been devoted to other business opportunities. The diversion of management time on Merger-related issues could affect our financial results. In addition, the Merger Agreement restricts us and our subsidiaries, without Cleco Partners’ consent, from taking specified actions until the Merger occurs or the Merger Agreement is terminated, including, without limitation: (i) making certain acquisitions and dispositions of assets or property; (ii) exceeding certain capital spending limits; (iii) incurring certain forms of indebtedness; (iv) issuing equity or equity equivalents; and (v) increasing the dividend rates on our stock. These restrictions may prevent us from pursuing otherwise attractive business opportunities or making other changes to our business prior to consummation of the Merger or termination of the Merger Agreement.

We are subject to litigation related to the proposed Merger.

In connection with the proposed Merger, four actions were filed in the Ninth Judicial District Court for Rapides Parish, Louisiana and three actions were filed in the Civil District Court for Orleans Parish, Louisiana. One of the actions filed in Rapides Parish has been dismissed. The remaining three actions in Rapides Parish have been consolidated. The three actions in Orleans Parish have been transferred to Rapides Parish and consolidated with the other litigation in Rapides Parish. The actions were filed against us and, among others, Cleco Partners, Merger Sub, and members of our Board of Directors. The petitions generally allege, among other things, that the members of our Board of Directors breached their fiduciary duties by, among other things, conducting an allegedly inadequate sale process, agreeing to the Merger at a price that allegedly undervalues us, and failing to disclose material information about the Merger. The petitions also allege that we, Cleco Partners, and Merger Sub and, in some cases, certain of the investors in Cleco Partners, either aided and abetted or entered into a civil conspiracy to advance those supposed breaches of duty. The petitions seek various remedies, including an injunction against the Merger and monetary damages, including attorneys’ fees and expenses.

It is possible that additional claims beyond those that have already been filed will be brought by the current plaintiffs or by others in an effort to enjoin the Merger or seek monetary relief from us. We are not able to predict the outcome of these actions, or others, nor can we predict the amount of time and expense that will be required to resolve the actions. An unfavorable resolution of any such litigation surrounding the proposed Merger could delay or prevent the consummation of the Merger. In addition, the cost to us of defending the actions, even if resolved in our favor, could be substantial. Such actions could also divert the attention of our management and resources from day-to-day operations.

Failure to complete the Merger could negatively impact the market price of our common stock.

Failure to complete the Merger may negatively impact the future trading price of our common stock. If the Merger is not completed, the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the Merger will be completed. Additionally, if the Merger is not completed, we will have incurred significant costs, as well as the diversion of the time and attention of management. A failure to complete the Merger may also result in negative publicity, litigation against us or our directors and officers, and a negative impression of us in the investment community. The occurrence of any of these events individually or in combination could have a material adverse effect on our results of operations, financial condition, cash flows, and stock price.

LPSC Audits

The LPSC conducts fuel audits that could result in Cleco Power making substantial refunds of previously recorded revenue.

Generally, fuel and purchased power expenses are recovered through the LPSC-established fuel adjustment clause (“FAC”), which enables Cleco Power to pass on to its customers substantially all such expenses. Recovery of FAC costs is subject to periodic fuel audits by the LPSC. The LPSC FAC General Order issued November 6, 1997, in Docket No. U-21497 provides that an audit will be performed at least every other year.

Cleco Power currently has FAC filings for January 2014 through September 2015 subject to audit. Management is unable to predict or give a reasonable estimate of the possible range of the disallowance, if any. If a disallowance of fuel costs is ordered, resulting in a refund, any such refund could have a material adverse effect on our results of operations, financial condition, and cash flows.

The LPSC conducts environmental audits that could result in Cleco Power making substantial refunds of previously recorded revenue.

In July 2009, the LPSC issued Docket No. U-29380 Subdocket A, which provides for an environmental adjustment clause (“EAC”) to recover from customers certain costs of environmental compliance. The costs eligible for recovery are prudently incurred air emissions credits associated with complying with federal, state, and local air emission regulations that apply to the generation of electricity reduced by the sale of such allowances. Also eligible for recovery are variable emission mitigation costs, which are the cost of reagents such as ammonia and limestone that are used to reduce air emissions, among other things. Cleco Power began incurring additional environmental compliance expenses beginning in the second quarter of 2015 for reagents associated with compliance with Mercury and Air Toxics Standards (“MATS”). These expenses are eligible for recovery through Cleco Power’s EAC and subject to periodic review by the LPSC.

Cleco Power has EAC filings for November 2010 through September 2015 that remain subject to audit. Management is unable to predict or give a reasonable estimate of the possible range of the disallowance, if any, related to these filings. If a disallowance of environmental costs is ordered resulting in a refund, any such refund could have a material adverse effect on our results of operations, financial condition, and cash flows. The most recent EAC audit completed by the LPSC for the period October 2009 through October 2010 did not result in any refunds to customers.

Transmission Constraints

Transmission constraints could have a material adverse effect on our results of operations, financial condition, and cash flows.

Energy prices in the Midcontinent Independent System Operator, Inc. (“MISO”) market are based on Locational Marginal Price (“LMP”), which includes a component directly related to power flow congestion on the transmission system. Pricing zones with congested power delivery will typically incur higher LMP costs. Physical transmission constraints present in the MISO market could increase energy costs within Cleco Power’s pricing zones. Cleco Power receives Federal Transmission Rights (“FTR”) to mitigate the transmission congestion price risks. However, insufficient allocations or FTR costs due to negative congestion flows may result in an unexpected increase in energy costs to Cleco Power’s customers. If a disallowance of additional fuel costs associated with congestion is ordered resulting in a refund, any such refund could have a material adverse effect on our results of operations, financial condition, and cash flows.

Hedging and Risk Management Activities

Cleco Power is subject to market risk associated with fuel cost hedges relating to FTRs and any future open natural gas contracts. We have risk management policies that cannot eliminate all risk involved in our energy commodity activities.

Cleco Power annually receives Auction Revenue Rights, which can be converted to FTRs. FTRs provide a financial hedge to manage the risk of congestion cost in the Day-Ahead Energy Market. FTRs represent rights to congestion credits or charges along a path during a given time frame for a certain MW quantity. We also purchases additional FTRs to further hedge congestion cost risk.

Cleco Power may enter into fuel cost hedge positions to mitigate the volatility in fuel costs passed through to its retail customers. When these positions close, actual gains or losses are deferred and included in the FAC in the month the physical contract settles. Recovery of any of these FAC costs is subject to, and may be disallowed as part of, a prudency review or a periodic fuel audit conducted by the LPSC.

Cleco Power manages its exposure to energy commodity activities by maintaining risk management policies and establishing and enforcing risk limits and risk management procedures. However, these risk limits and risk management procedures cannot eliminate all risk associated with these activities.

Financial derivatives reforms could increase the liquidity needs and costs of Cleco Power’s commercial trading operations.

In July 2010, Congress enacted federal legislation to reform financial markets that significantly altered the regulation of over-the-counter (“OTC”) derivatives, including the commodity swaps used by Cleco Power to hedge and mitigate commodities risk (commonly referred to as the Dodd-Frank Act). The law increased regulatory oversight of OTC energy derivatives, including (1) requiring standardized OTC derivatives to be traded on registered exchanges regulated by the Commodity Futures Trading Commission (“CFTC”), (2) imposing new and potentially higher capital and margin requirements, and (3) authorizing the establishment of overall volume and position limits. These requirements could cause Cleco Power’s future OTC transactions to be more costly and have an adverse effect on its liquidity due to additional capital requirements. In addition, by standardizing OTC products, these reforms could limit the effectiveness of Cleco Power’s hedging programs because Cleco Power would have less ability to tailor OTC derivatives to match the precise risk it is seeking to protect. The law gave the CFTC authority to exempt end users of energy commodities. The end user exemption reduces but does not eliminate the applicability of these measures. Cleco Power qualifies for the end user exemption and has registered on the International Swaps and Derivatives Association (“ISDA”) website and submitted the required adherence letters and questionnaires pertinent to the ISDA August 2012 Dodd-Frank Act Protocol and the ISDA March 2013 Dodd-Frank Act Protocol. Management continues to review the final rules that have been issued or will be issued under the Dodd-Frank Act and will continue to monitor this law and its possible impacts on us.

Commodity Prices

Cleco Power is subject to the fluctuation in the market prices of fuel or reagent commodities which may increase the cost of producing power.

Cleco Power purchases natural gas, petroleum coke, lignite, coal and limestone under long-term contracts and on the spot market. Historically, the markets for natural gas and petroleum coke have been volatile and are likely to remain volatile in the future. Cleco Power’s retail and wholesale rates include an FAC that enables it to adjust rates for monthly fluctuations in the cost of fuel and purchased power. However, recovery of any of these FAC costs is subject to, and may be disallowed as part of, a prudency review or a periodic fuel audit conducted by the LPSC.

Global Economic Environment and Uncertainty; Access to Capital

Adverse capital market performance could result in reductions in the fair value of benefit plan assets and increase our liabilities related to such plans. Sustained declines in the fair value of the plan’s assets could result in significant increases in funding requirements, which could adversely affect our liquidity and results of operations.

Performance of the capital markets affects the value of assets that are held in trust to satisfy future obligations under our defined benefit pension plan. Sustained adverse market performance could result in lower rates of return for these assets than projected by us and could increase our funding requirements related to the pension plan. Additionally, changes in interest rates affect the present value of our liabilities under the pension plan. As interest rates decrease, our liabilities increase, potentially requiring additional funding.

Disruptions in the capital and credit markets may adversely affect our cost of capital and ability to meet liquidity needs or access capital to operate and grow the business.

Our business is capital intensive and dependent upon our ability to access capital at reasonable rates and other terms. Our liquidity needs could significantly increase in the event of a hurricane or other weather-related or unforeseen disaster or when there are spikes in the price for natural gas and other commodities. The occurrence of one or more contingencies, including a delay in regulatory recovery of fuel, purchased power, or storm restoration costs, higher than expected required pension contributions, an acceleration of payments or decreased credit lines, less cash flow from operations than expected, or other unexpected events could cause our financing needs to increase.

The Merger Agreement restricts us and our subsidiaries, without Cleco Partners’ consent, from incurring certain forms of indebtedness. In addition, events beyond our control, such as volatility and disruption in global capital and credit markets, may create uncertainty that could increase our cost of capital or impair our ability to access the capital markets, including the ability to draw on our and our subsidiaries’ respective bank credit facilities. We are unable to predict the degree of success they will have in renewing or replacing our respective credit facilities as they come up for renewal. Moreover, the size, terms, and covenants of any new credit facilities may not be comparable to, and may be more restrictive than, existing facilities. If we are unable to access the credit and capital markets on terms that are reasonable, we may have to delay raising capital, issue shorter-term securities, and/or bear an unfavorable cost of capital, which, in turn, could have a material adverse effect on our ability to fund capital expenditures or to service debt, or on our flexibility to react to changing economic and business conditions.

Future Electricity Sales

Cleco Power’s future electricity sales and corresponding base revenue and cash flows could be adversely affected by general economic conditions.

General economic conditions can negatively impact the businesses of Cleco Power’s residential, industrial and commercial customers, resulting in decreased power consumption, which causes a corresponding decrease in revenue. Reduced production or the shutdown of any of these customers’ facilities could substantially reduce Cleco Power’s base revenue.

Energy conservation, energy efficiency efforts, and other factors that reduce energy demand could have a material adverse effect on our results of operations, financial condition, and cash flows.

Regulatory and legislative bodies have proposed or introduced requirements and incentives to reduce peak energy consumption. Conservation and energy efficiency programs are designed to reduce energy demand. Future electricity sales could be impacted by customers switching to alternative sources of energy, such as solar and wind, on-site power generation, and retail customers purchasing less electricity due to increased conservation efforts or expanded energy efficiency measures. Unless there is a regulatory solution ensuring recovery, declining usage could result in an under-recovery of fixed costs at Cleco Power’s rate regulated business. Macroeconomic factors resulting in low economic growth or contraction within our service territories could also reduce energy demand. An increase in energy conservation, energy efficiency efforts, and other efforts that reduce energy demand could have a material adverse effect on our results of operations, financial condition, and cash flows.

Cleco Power’s Generation, Transmission, and Distribution Facilities

Cleco Power’s generation facilities are susceptible to unplanned outages, significant maintenance requirements and interruption of fuel deliveries.

The operation of power generation facilities involves many risks, including breakdown or failure of equipment, fuel supply interruption, and performance below expected levels of output or efficiency.

Approximately 25% of Cleco Power’s net capacity was constructed before 1980. Aging equipment, even if maintained in accordance with good engineering practices, may require significant expenditures to operate at peak efficiency or availability, or to comply with environmental permits. Newer equipment can also be subject to unexpected failures. Accordingly, in the event of such failures, Cleco Power may incur more frequent unplanned outages, higher than anticipated operating and maintenance expenditures, higher replacement costs of purchased power, increased fuel costs, MISO related costs, and the loss of potential revenue related to competitive opportunities. The costs of such repairs and maintenance may not be fully recoverable and could have a material adverse effect on our results of operations, financial condition, and cash flows.

Cleco Power’s generating facilities are fueled primarily by coal, natural gas, petroleum coke, and lignite. The deliverability of these fuel sources may be constrained due to such factors as higher demand, decreased regional supply, production shortages, weather-related disturbances, railroad constraints, waterway levels, labor strikes, or lack of transportation capacity. If the suppliers are unable to deliver the contracted volume of fuel and associated inventories are depleted, Cleco Power may be unable to operate generation units and would have to replace any deficiency with energy from the MISO market. Purchasing power from the MISO market may cause Cleco Power to operate at higher overall energy costs, which would increase the cost to customers. Fuel and MISO procured/settled energy expenses, which are recovered from customers through the FAC, are subject to refund until either a prudency review or a periodic fuel audit is conducted by the LPSC.

Competition for access to other natural resources, particularly oil and natural gas, could negatively impact Cleco Power’s ability to access its lignite reserves. Placement of drilling rigs and pipelines for developing oil and gas reserves can preclude access to lignite in the same areas, making the right of first access critical with respect to extracting lignite. Competition for the right of first access may need to be determined through legal processes. Additionally, Cleco Power could be indirectly liable for the impacts of other companies’ activities on lands that have been mined and reclaimed by Cleco Power. Access to lignite reserves or the liability for impacts on reclaimed lands may not be recoverable and could have a material adverse effect on our results of operations, financial condition, and cash flows.

The construction of, and capital improvements to, power generation and transmission and distribution facilities involve substantial risks. Should construction or capital improvement efforts be unsuccessful, the financial condition, results of operations, or liquidity of Cleco Power could be materially affected.

Cleco Power’s ability to complete construction of capital improvements to power generation and transmission and distribution facilities in a timely manner and within budget is contingent upon many variables and subject to substantial risks. These variables include, but are not limited to, engineering and project execution risk and escalating costs for materials, labor, and environmental compliance. Delays in obtaining permits, shortages in materials and qualified labor, suppliers and contractors not performing as set forth under their contracts, changes in the scope and timing of projects, poor quality initial cost estimates, the inability to raise capital on favorable terms, changes in commodity prices affecting revenue, fuel or materials costs, changes in the economy, changes in laws or regulations, including environmental compliance requirements, and other events beyond the control of Cleco Power may materially affect the schedule and cost of these projects. If these projects are significantly delayed or become subject to cost overruns or cancellation, Cleco Power could incur additional costs including termination payments, face increased risk of potential write-off of the investment in the project, or may not be able to recover such costs. Furthermore, failure to maintain various levels of generation unit availability or transmission and distribution reliability may result in various disallowances of Cleco Power’s investments.

MISO

MISO market operations could have a material adverse effect on our results of operations, generation revenues, energy supply costs, financial condition, and cash flows.

Cleco Power is a member of the MISO market region referred to as “MISO South,” which encompasses parts of Arkansas, Louisiana, Mississippi, and Texas. Dispatch of generation resources and generation volumes to the market is determined by MISO. Costs in the MISO South region are heavily influenced by commodity fuel prices, transmission congestion, dispatch of the generating assets owned not only by Cleco Power, but by all market participants in the MISO South region, and the overall demand and generation availability in the region.

MISO evaluates forced outage rates to assess generating unit capacity for planning reserve margins. If Cleco Power is subject to an inordinate amount of forced outages, Cleco Power may not possess sufficient planning reserves to serve its needs and could be forced to purchase capacity from the MISO resource adequacy auction. The costs of such capacity may not be recoverable and could have a material adverse effect on our results of operations, financial condition, and cash flows. For the nine months ended September 30, 2015, under MISO’s unforced capacity method for determining generation unit capacity, Cleco’s fleet provided 413 MW of capacity in excess of its requirements.

Reliability and Infrastructure Protection Standards Compliance

We are subject to mandatory reliability and critical infrastructure protection standards. Fines and civil penalties are imposed on those who fail to comply with these standards.

North American Electric Reliability Corporation (“NERC”) serves as the Electric Reliability Organization (“ERO”) with authority to establish and enforce mandatory reliability and infrastructure protection standards, subject to FERC approval, for users of the nation’s transmission system. FERC enforces compliance with these standards. New standards are being developed and existing standards are continuously being modified.

As these standards continue to be adopted and modified, they may impose additional compliance requirements on Cleco Power, which may result in an increase in capital expenditures and operating expenses. Failure to comply with these standards can result in the imposition of material fines and civil penalties.

The Southwest Power Pool Regional Entity (“SPP RE”) conducts a NERC Reliability Standards audit every three years. Our next audit is expected to begin in April 2016. Management is unable to predict the outcome of any future audits or whether any findings in future audits will have a material adverse effect on our results of operations, financial condition, and cash flows.

Environmental Compliance

Our costs of compliance with environmental laws and regulations are significant. The costs of compliance with new environmental laws and regulations, as well as the incurrence of incremental environmental liabilities, could be significant to us.

We are subject to extensive environmental oversight by federal, state, and local authorities and are required to comply with numerous environmental laws and regulations related to air quality, water quality, waste management, natural resources, and health and safety. We also are required to obtain and comply with numerous governmental permits in operating our facilities. Existing environmental laws, regulations, and permits could be revised or reinterpreted, and new laws and regulations could be adopted or become applicable to us. The EPA has issued its proposed regulations to limit CO2 emissions from existing Electric Generating Units (“EGUs”) by a proposed 30% of 2005 levels of CO2 emissions. These proposed changes in environmental regulations governing power plant emissions, if finalized, would be effective in 2030 and could render some of our EGUs uneconomical to maintain or operate and could prompt early retirement of certain generation units. Any legal obligation that would require us to substantially reduce our emissions beyond present levels could require extensive mitigation efforts and could raise uncertainty about the future viability of some fossil fuels as fuel for new and existing electric generation facilities. We will evaluate potential solutions to comply with such regulations and monitor rulemaking and any legal matters impacting the proposed regulations. We may incur significant capital expenditures or additional operating costs to comply with these revisions, reinterpretations, and new requirements. If we fail to comply, we could be subject to civil or criminal liabilities and fines or may be forced to shut down or reduce production from our facilities. We cannot predict the timing or the outcome of pending or future legislative and rulemaking proposals.

Cleco Power may request recovery from its customers of its costs to comply with new environmental laws and regulations. If the LPSC were to deny Cleco Power’s request to recover all or part of its environmental compliance costs, including MATS, there could be a material adverse effect on our results of operations, financial condition, and cash flows.

Regulatory Compliance

We operate in a highly regulated environment and adverse regulatory decisions or changes in applicable regulations could have a material adverse effect on our businesses or result in significant additional costs.

Our business is subject to extensive federal, state, and local energy, environmental and other laws and regulations. The LPSC regulates our retail operations, and FERC regulates our wholesale operations. The construction, planning and siting of our power plants and transmission lines also are subject to the jurisdiction of the LPSC and FERC. Additional regulatory authorities have jurisdiction over some of our operations and construction projects including the United States Environmental Protection Agency (“EPA”), the United States Bureau of Land Management, the United States Fish and Wildlife Services, the United States Department of Energy, the United States Army Corps of Engineers, the United States Department of Homeland Security, the Occupational Safety and Health Administration, the United States Department of Transportation, the FCC, the Louisiana Department of Environmental Quality, the Louisiana Department of Health and Hospitals, the Louisiana Department of Natural Resources, the Louisiana Department of Public Safety, regional water quality boards, and various local regulatory districts.

We must periodically apply for licenses and permits from these various regulatory authorities and abide by their respective orders. Should we be unsuccessful in obtaining necessary licenses or permits or should these regulatory authorities initiate any investigations or enforcement actions or impose penalties or disallowances on us, our business could be adversely affected. Existing regulations may be revised or reinterpreted and new laws and regulations may be adopted or become applicable to us or our facilities in a manner that may have a detrimental effect on our business or result in significant additional costs because of our need to comply with those requirements.

Cleco Power’s Rates

The LPSC and FERC regulate the rates that Cleco Power can charge its customers.

Cleco Power’s ongoing financial viability depends on its ability to recover its costs in a timely manner from its LPSC-jurisdictional customers through LPSC-approved rates and its ability to recover its FERC-authorized revenue requirements from its FERC-jurisdiction customers. Cleco Power’s financial viability also depends on its ability to recover in rates an adequate return on capital, including long-term debt and equity. If Cleco Power is unable to recover any material amount of its costs in rates in a timely manner or recover an adequate return on capital, our results of operations, financial condition and cash flows could be materially adversely affected.

Cleco Power’s revenues and earnings are substantially affected by regulatory proceedings known as rate cases or, in some cases, a request for extension of a Formula Rate Plan (an “FRP”). During those cases, the LPSC or FERC determines Cleco Power’s rate base, depreciation rates, operation and maintenance costs, and administrative and general costs that Cleco Power may recover from its retail or wholesale customers through its rates. In some instances, the outcome of a rate case or request for extension of an FRP may impact wholesale decisions of Cleco Power. These proceedings may examine, among other things, the prudence of Cleco Power’s operation and maintenance practices, level of subject expenditures, allowed rates of return, and previously incurred capital expenditures. The LPSC and FERC have the authority to disallow costs found not to have been prudently incurred. These regulatory proceedings typically involve multiple parties, including governmental bodies and officials, consumer advocacy groups, and various consumers of energy, all of whom have differing concerns but who have the common objective of limiting rate increases or reducing rates. Rate cases generally have long timelines, which may be limited by statute. Decisions are typically subject to appeal, potentially leading to additional uncertainty.

Retail Electric Service

Cleco Power’s retail electric rates and business practices are regulated by the LPSC, and reviews may result in refunds to customers.

Cleco Power’s retail rates for residential, commercial, and industrial customers and other retail sales are regulated by the LPSC, which conducts an annual review of Cleco Power’s earnings and regulatory return on equity. Cleco Power could be required to make a substantial refund of previously recorded revenue as a result of the LPSC review and such refund could result in a material adverse effect on our results of operations, financial condition, and cash flows.

Wholesale Electric Service

Cleco Power’s wholesale electric rates and business practices are regulated by FERC, and we could lose the right to sell at market-based rates.

Cleco Power’s wholesale rates are regulated by FERC, which conducts a review of Cleco Power’s generation market power every three years, in addition to each time generation capacity changes. We filed our most recent triennial market power analysis with FERC on January 23, 2015. If FERC determines Cleco Power possesses generation market power in excess of certain thresholds, Cleco Power could lose the right to sell wholesale generation at market-based rates, which could result in a material adverse effect on our results of operations, financial condition, and cash flows.

Weather Sensitivity

The operating results of Cleco Power are affected by weather conditions and may fluctuate on a seasonal and quarterly basis.

Weather conditions directly influence the demand for electricity, particularly kilowatt hours sales to residential customers. In Cleco Power’s service territory, demand for power typically peaks during the hot summer months. As a result, Cleco Power’s financial results may fluctuate on a seasonal basis. In addition, Cleco Power has sold less power, and consequently earned less income, when weather conditions were milder. Unusually mild weather in the future could have a material adverse impact on our results of operations, financial condition, and cash flows.

Severe weather, including hurricanes and winter storms, can affect transportation of fuel to plant sites and can be destructive, causing outages and property damage that can potentially result in additional expenses, lower revenue and additional capital restoration costs. Extreme drought conditions can impact the availability of cooling water to support the operations of generating plants, which can also result in additional expenses and lower revenue.

The physical risks associated with global climate change could have a material adverse effect on our results of operations, financial condition, and cash flows.

We recognize that certain groups associate severe weather with global climate change and forecast the possibility that these weather events could have a material impact on future results of operations should they occur more frequently and with greater severity. If there is an actual occurrence of such global climate change, it could result in one or more physical risks, such as an increase in sea level, wind and storm surge damages, wetland and barrier island erosion, risks of flooding, and changes in weather conditions, such as changes in temperature and precipitation patterns, and potential increased impacts of extreme weather conditions or storms, or could affect our operations. Our assets are in and serve communities that are at risk from sea level rise, changes in weather conditions, storms, and loss of the protection offered by coastal wetlands. A significant portion of the nation’s oil and gas infrastructure is located in these areas and is susceptible to storm damage that could be aggravated by wetland and barrier island erosion, which could give rise to fuel supply interruptions and price spikes.

These and other physical changes could result in changes in customer demand, increased costs associated with repairing and maintaining generation facilities and transmission and distribution systems, resulting in increased maintenance and capital costs (and potential increased financing needs), limits on Cleco Power’s ability to meet peak customer demand, increased regulatory oversight, and lower customer satisfaction. Also, to the extent that climate change would adversely impact the economic health of a region or result in energy conservation or demand side management programs, it may adversely impact customer demand and revenues. Such physical or operational risks could have a material adverse effect on our results of operations, financial condition, and cash flows.

Litigation

The outcome of legal proceedings cannot be predicted. An adverse finding could have a material adverse effect on our results of operations, financial condition, and cash flows.

We are party to various litigation matters arising out of the ordinary operations of our business operations. The ultimate outcome of these matters cannot presently be determined, nor, in many cases, can the liability that could potentially result from a negative outcome in each case presently be reasonably estimated. The liability that we may ultimately incur with respect to any of these cases in the event of a negative outcome may be in excess of amounts currently reserved and insured against with respect to such matters and, as a result, these matters may have a material adverse effect on our results of operations, financial condition and cash flows.

Alternative Generation Technology

Changes in technology may negatively impact the value of Cleco Power generation facilities.

A basic premise of our business is that generating electricity at central power plants achieves economies of scale and produces electricity at a relatively low price. There are alternate technologies to produce electricity, most notably fuel cells, microturbines, wind turbines, and photovoltaic cells, and other solar generated power. Many companies and organizations conduct research and development activities to seek improvements in alternative technologies. It is possible that advances will reduce the cost of alternative methods of electricity production to a level that is equal to or below that of most central station production. Also, as new technologies are developed and become available, the quantity and pattern of electricity purchased by customers could decline, with a corresponding decline in revenues derived by generators. In addition, the current presidential administration and certain members of the U.S. Congress have voiced support for such alternative energy sources. As a result, the value of Cleco Power’s generation facilities could be significantly reduced.

Taxes

Changes in taxation as well as the inherent difficulty in quantifying potential tax effects of business decisions could have a material adverse effect on our results of operations, financial conditions, and cash flows.

We make judgments regarding the utilization of existing income tax credits and the potential tax effects of various financial transactions and results of operations to estimate their obligations to taxing authorities. Tax obligations include income, franchise, real estate, sales and use, and employment-related taxes. These judgments include reserves for potential adverse outcomes regarding tax positions that have been taken. Changes in federal, state, or local tax laws, adverse tax audit results, or adverse tax rulings on positions taken by us could have a material adverse effect on our results of operations, financial condition, and cash flows.

Credit Ratings

A downgrade in our or Cleco Power’s credit ratings could result in an increase in our respective borrowing costs and a reduced pool of potential investors and funding sources.

Neither we nor Cleco Power can assure that our current debt ratings will remain in effect for any given period of time or that one or more of our debt ratings will not be lowered or withdrawn entirely by a rating agency. Upon announcement of the Merger, Moody’s Investors Service (“Moody’s”) and Standard & Poor’s (“S&P”) placed us and Cleco Power on negative outlook and CreditWatch negative, respectively. At or prior to close of the Merger, it is expected that the credit rating agencies will update their ratings on both us and Cleco Power taking into consideration the merger transaction and including any of our incremental leverage. If Moody’s or S&P were to downgrade our or Cleco Power’s long-term ratings, particularly below investment grade, the value of our debt securities would likely be adversely affected. In addition, we or Cleco Power, as the case may be, would likely be required to pay higher interest rates in future debt financings and be subject to more onerous debt covenants, and our pool of potential investors and funding sources could decrease.

Holding Company

We are a holding company, and our ability to meet our debt obligations and pay dividends on our common stock is dependent on the cash generated by our subsidiaries.

We are a holding company and conduct our operations primarily through our subsidiaries. Substantially all of our consolidated assets are held by Cleco Power. Accordingly, our ability to meet our debt obligations and to pay dividends on our common stock is largely dependent upon the cash generated by these subsidiaries. Our subsidiaries are separate and distinct entities and have no obligations to pay any amounts due on our debt or to make any funds available for such payment. In addition, our subsidiaries’ ability to make dividend payments or other distributions to us may be restricted by their obligations to holders of their outstanding securities and to other general business creditors. Our right to receive any assets of any subsidiary, and therefore the right of our creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any subsidiary, our rights as a creditor would be subordinated to any security interest in the assets of that subsidiary and any indebtedness of the subsidiary senior to that held by us. Moreover, Cleco Power, our principal subsidiary, is subject to regulation by the LPSC, which may impose limits on the amount of dividends that Cleco Power may pay us.

Technology and Terrorism Threats

The operational and information systems on which we rely to conduct our business and serve customers could fail to function properly due to technological problems, cyber-attacks, physical attacks on our assets, acts of terrorism, severe weather, solar events, electromagnetic events, natural disasters, the age and condition of information technology assets, human error, or other reasons that could disrupt our operations and cause us to incur unanticipated losses and expense.

The operation of our extensive electrical systems relies on evolving information and operational technology systems and network infrastructures that are becoming extremely complex as new technologies and systems are implemented to more safely and reliably deliver electric services. Our business is highly dependent on our ability to process and monitor, on a real-time daily basis, a large number of tasks and transactions, many of which are highly complex. The failure of our information and operational systems and networks due to a physical or cyber-attack, or other event would significantly disrupt operations; cause harm to the public or employees; result in outages or reduced generating output; result in damage to our assets or operations, or those of third parties; and subject us to claims by customers or third parties, any of which could have a material adverse effect on our financial condition, results of operations, and cash flows.

Our systems, including our financial information, operational systems, advanced metering, and billing systems, require constant maintenance, monitoring, security patches, modification or configuration of systems, and update and upgrade of systems, which can be costly and increase the risk of errors and malfunction. Any disruptions or deficiencies in existing systems, or disruptions, delays, or deficiencies in the modification or implementation of new systems, could result in increased costs, the inability to track or collect revenues, the diversion of management’s and employees’ attention and resources, and could adversely affect the effectiveness of our control environment, and/or our ability to timely file required regulatory reports.

Despite implementation of security and mitigation measures, all of our technology systems are vulnerable to inoperability and/or impaired operations or failures due to cyber and/or physical attacks on the facilities and equipment needed to operate the technology systems, viruses, human errors, acts of war or terrorism, and other events. If our information technology systems or network infrastructure were to fail, we might be unable to fulfill critical business functions and serve our customers, which could have a material adverse effect on our financial conditions, results of operations, and cash flows.

In addition, in the ordinary course of our business, we collect and retain sensitive information including personal identification information about customers and employees, customer energy usage, and other confidential information. The theft, damage, or improper disclosure of sensitive electronic data can subject us to penalties for violation of applicable privacy laws, subject us to claims from third parties, and harm our reputation.

Insurance

Our insurance coverage may not be sufficient.

We currently have property and casualty insurance policies in place to protect our employees, directors, and assets in amounts that we consider appropriate. Such policies are subject to certain limits and deductibles and do not include business interruption coverage. Insurance coverage may not be available in the future at current costs or on commercially reasonable terms, and the insurance proceeds received for any loss of, or any damage to, any of our facilities may not be sufficient to restore the loss or damage without a material adverse effect on our results of operations, financial condition, and cash flows.

Like other utilities that serve coastal regions, we do not have insurance covering our transmission and distribution system, other than substations, because we believe such insurance to be cost prohibitive. In the future, we may not be able to recover the costs incurred in restoring transmission and distribution properties following hurricanes or other natural disasters through issuance of storm recovery bonds or a change in Cleco Power’s regulated rates or otherwise, or any such recovery may not be timely granted. Therefore, we may not be able to restore any loss of, or damage to, any of our transmission and distribution properties without a material adverse effect on our results of operations, financial condition, and cash flows.

Cleco Power’s Unsecured and Unsubordinated Obligations

Cleco Power’s unsecured and unsubordinated obligations, including, without limitation, its senior notes, will be effectively subordinated to any secured debt of Cleco Power, certain unsecured debt of Cleco Power, and any preferred equity of any of Cleco Power’s subsidiaries.

Some of Cleco Power’s senior notes and its obligations under various loan agreements and refunding agreements with the Rapides Finance Authority, the Louisiana Public Facilities Authority, and other issuers of tax-exempt bonds for the benefit of Cleco Power are unsecured and rank equally with all of Cleco Power’s existing and future unsecured and unsubordinated indebtedness. As of September 30, 2015, Cleco Power had an aggregate of $1.1 billion of unsecured and unsubordinated indebtedness. The unsecured and unsubordinated indebtedness of Cleco Power will be effectively subordinated to, and thus have a junior position to, any secured debt that Cleco Power may have outstanding from time to time (including any mortgage bonds) with respect to the assets securing such debt. Certain agreements entered into by Cleco Power with other lenders that are unsecured provide that if Cleco Power issues secured debt, Cleco Power is obligated to grant these lenders the same security interest in certain assets of Cleco Power. If such a security interest were to arise, it would subordinate further Cleco Power’s unsecured and unsubordinated obligations.

As of September 30, 2015, Cleco Power had no secured indebtedness outstanding. Cleco Power may issue mortgage bonds in the future under its current or any future Indenture of Mortgage and holders of mortgage bonds would have a prior claim on certain Cleco Power material assets upon dissolution, winding up, liquidation, or reorganization. Additionally, Cleco Power’s ability (and the ability of Cleco Power’s creditors, including holders of its senior notes) to participate in the assets of Cleco Power’s subsidiary, Cleco Katrina/Rita, is subject to the prior claims of the subsidiary’s creditors. As of September 30, 2015, Cleco Katrina/Rita had $85.5 million of indebtedness outstanding, net of debt discount.

Health Care Reform

We may experience increased costs arising from health care reform.

In March 2010, the President signed, the Patient Protection and Affordable Care Act (“PPACA”). This law has had a significant impact on health care providers, insurers, and others associated with the health care industry. We are continuing to evaluate the impact of this comprehensive law on our business and have made the required changes to our health plan for 2013, 2014 and 2015. Federal and state governments may propose other health care initiatives and revisions to the health care and health insurance systems. It is uncertain what legislative programs, if any, will be adopted in the future, or what action Congress or state legislatures may take regarding other health care reform proposals or legislation. The complexities and ramifications of the legislation are significant and are being implemented through a phased-in approach concluding in 2018. Management is unable to estimate the comprehensive effects of health care reform and its impact on our business, results of operations, financial condition, and cash flows. Accordingly, the PPACA could adversely affect the cost of providing health care coverage generally and could have a material adverse effect on our results of operations, financial condition, and cash flows.

Workforce

Failure to attract and retain an appropriately qualified workforce could have a material adverse effect on our results of operations, financial condition, and cash flows.

Certain events, such as an aging workforce without appropriate replacements, mismatch of skill set or complement to future needs, or unavailability of contract resources may lead to operating challenges and increased costs. The challenges include lack of resources, loss of knowledge, and a lengthy time period associated with skill development. In this case, costs, including costs for contractors to replace employees, productivity costs, and safety costs, may rise. Failure to hire and adequately train replacement employees, including the transfer of significant internal historical knowledge and expertise to new employees, or the future availability and cost of contract labor may adversely affect the ability to manage and operate our businesses. If we are unable to successfully attract and retain an appropriately qualified workforce, our results of operations, financial condition, and cash flows could be materially adversely affected.

Cautionary Statement Regarding Forward-Looking Statements

This prospectus, including the information we incorporate by reference, includes “forward-looking statements” about future events, circumstances, and results. All statements other than statements of historical fact included in or incorporated by reference in this prospectus are forward-looking statements, including, without limitation: results of the Merger; future capital expenditures; projections, including with respect to base revenue; business strategies; goals, beliefs, plans and objectives; competitive strengths; market developments; development and operation of facilities; growth in sales volume; meeting capacity requirements; expansion of service to certain customers and service to new customers; future environmental regulations and remediation liabilities; electric customer credits; and the anticipated outcome of various regulatory and legal proceedings. Generally, you can identify our forward-looking statements by the words “anticipate,” “estimate,” “expect,” “objective,” “projection,” “forecast,” “goal” or other similar words.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made (some of which may prove to be incorrect). We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

In addition to any assumptions and other factors referred to specifically in connection with our forward-looking statements, the following list identifies some of the factors that could cause our actual results to differ materially from those expressed or implied by any of our forward-looking statements:

•	certain risks and uncertainties associated with the merger of an indirect, wholly-owned subsidiary of Cleco Partners with and into us including, without limitation:

¡	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the failure of the Merger to close;

¡	the failure to obtain regulatory approvals required for the Merger, or required regulatory approvals delaying the Merger or causing the parties to abandon the Merger;

¡	the failure to obtain any financing necessary to complete the Merger;

¡	risks related to disruption of management’s attention from our ongoing business operations due to the proposed Merger;

¡	the outcome of any legal proceeding, regulatory proceeding or enforcement matter that may be instituted against us and others relating to the Merger;

¡	the risk that the pendency of the Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the Merger;

¡	the effect of the Merger on our relationships with our customers, operating results, and business;

¡	the amount of the costs, fees, expenses, and charges related to the Merger;

¡	the receipt of an unsolicited offer from another party to acquire our assets or capital stock that could interfere with the Merger; and

¡	future regulatory or legislative actions that could adversely affect our participation in the Merger.

•

regulatory factors such as changes in rate-setting practices or policies, the unpredictability in political actions of governmental regulatory bodies, adverse regulatory ratemaking actions, recovery of investments made under traditional regulation, recovery of storm restoration costs, the frequency, timing and amount of rate increases or decreases, the impact that rate cases or requests for FRP extensions may have on operating decisions of Cleco Power, the results of periodic NERC and LPSC audits, participation in MISO and the related operating challenges and uncertainties, including increased wholesale competition relative to more suppliers, and compliance with the ERO’s reliability standards for bulk power systems by Cleco Power;

•	the ability to recover fuel costs through the FAC;

•	factors affecting utility operations, such as unusual weather conditions or other natural phenomena; catastrophic weather-related damage caused by hurricanes and other storms or severe drought conditions; unscheduled generation outages; unanticipated maintenance or repairs; unanticipated changes to fuel costs, fuel supply costs, or availability constraints due to higher demand, shortages, transportation problems, or other developments; fuel mix of our generating facilities; decreased customer load; environmental incidents and compliance costs; and power transmission system constraints;

•	reliance on third parties for determination of Cleco Power’s commitments and obligations to markets for generation resources and reliance on third-party transmission services;

•	global and domestic economic conditions, including the ability of customers to continue paying utility bills, related growth and/or down-sizing of businesses in our service area, monetary fluctuations, changes in commodity prices, and inflation rates;

•	the ability of the Dolet Hills lignite reserve to provide sufficient fuel to the Dolet Hills Power Station until at least 2036;

•	Cleco Power’s ability to maintain its right to sell wholesale generation at market-based rates within its control area;

•	Cleco Power’s dependence on energy from sources other than its facilities and future sources of such additional energy;

•	reliability of Cleco Power’s generating facilities;

•	the imposition of energy efficiency requirements or increased conservation efforts of customers;

•	the impact of current or future environmental laws and regulations, including those related to coal combustion by-products or residual, greenhouse gases, and energy efficiency that could limit or terminate the operation of certain generating units, increase costs, or reduce customer demand for electricity;

•	the ability of Cleco Power to recover from its customers the costs of compliance with environmental laws and regulations;

•	financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the SEC, FERC, the LPSC, or similar entities with regulatory or accounting oversight;

•	changing market conditions and a variety of other factors associated with physical energy, financial transactions, and energy service activities, including, but not limited to, price, basis, credit, liquidity, volatility, capacity, transmission, interest rates, and warranty risks;

•	legal, environmental, and regulatory delays and other obstacles associated with acquisitions, reorganizations, investments in joint ventures, or other capital projects;

•	costs and other effects of legal and administrative proceedings, settlements, investigations, claims, and other matters;

•	the availability and use of alternative sources of energy and technologies, such as wind, solar, and distributed generation;

•	changes in federal, state, or local laws (including tax laws), changes in tax rates, disallowances of tax positions, or changes in other regulating policies that may result in a change to tax benefits or expenses;

•	our holding company structure and our dependence on the earnings, dividends, or distributions from our subsidiaries to meet our debt obligations and pay dividends on our common stock;

•	acts of terrorism, cyber-attacks, data security breaches or other attempts to disrupt our business or the business of third parties, or other man-made disasters;

•	nonperformance by and creditworthiness of the guarantor counterparty of the USB NMTC Fund 2008-1 LLC;

•	our credit ratings and those of Cleco Power;

•	ability to remain in compliance with debt covenants;

•	availability or cost of capital resulting from changes in global markets, our business or financial condition, interest rates, or market perceptions of the electric utility industry and energy-related industries;

•	employee work force factors, including work stoppages, aging workforce, and changes in key executives; and

•	other factors we discuss in this prospectus, any accompanying prospectus supplement and our other filings with the SEC.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.

Ratio of Earnings to Fixed Charges

The following table sets forth, in accordance with the SEC requirements, our ratio of earnings from continuing operations to fixed charges for each of the periods indicated:

	Nine Months Ended September 30, 2015	Year Ended December 31,
		2014	2013	2012	2011	2010
Ratio of Earnings from Continuing Operations to Fixed Charges(1)	3.96	3.91	3.78	3.60	4.96	4.43

(1)	We do not believe that the ratio for the nine-month period is necessarily indicative of the ratios for the twelve-month periods due to the seasonal nature of our business. The ratios were calculated pursuant to applicable rules of the SEC.

For the purpose of calculating the ratio of earnings to fixed charges, earnings represent the aggregate of income from continuing operations before income taxes, income or loss from equity investees, distributed income to equity investees and fixed charges. Fixed charges include interest expense, amortized premiums or discounts on capitalized expenses related to indebtedness, an estimate of the interest within rental expense and preferred stock dividends.

Use of Proceeds

Unless we inform you otherwise in an accompanying prospectus supplement, we anticipate using net proceeds from the sale of the securities offered by this prospectus for general corporate purposes. The purposes may include, but are not limited to:

•	working capital;

•	capital expenditures;

•	equity investments in existing and future projects;

•	acquisitions; and

•	the repayment or refinancing of our indebtedness or indebtedness of our subsidiaries.

The actual application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

Description of the Debt Securities

Our debt securities covered by this prospectus will be our general unsecured obligations. Our debt securities may be convertible into or exchangeable for shares of our common stock. We may issue senior debt securities on a senior unsecured basis under one or more separate indentures between us and a trustee that we will name in the applicable prospectus supplement. We refer to any such indenture as the senior indenture. We may issue subordinated debt securities under one or more separate indentures between us and a trustee that we will name in the applicable prospectus supplement. We refer to any such indenture as the subordinated indenture. We refer to the senior indentures and the subordinated indentures collectively as the indentures. The indentures will be substantially identical, except for provisions relating to subordination. The senior debt securities will constitute senior debt and will rank equally with all of our unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a junior position to, our senior debt (as defined with respect to the series of subordinated debt securities) and may rank equally with or senior or junior to our other subordinated debt that may be outstanding from time to time.

We have summarized material provisions of the indentures and the debt securities below. This summary is not complete. We have filed the form of senior indenture and the form of subordinated indenture with the SEC as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you. Please read “Where You Can Find More Information.”

In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to “us” or “we” mean Cleco Corporation only.

Provisions Applicable to Each Indenture

General. The indentures do not limit the amount of debt securities that may be issued under that indenture, and do not limit the amount of other unsecured debt securities that we may issue. We may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance. The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series.

As of September 30, 2015, we had $38.0 million drawn on the unsecured credit facility and no other unsecured and unsubordinated debt outstanding. Both the senior debt securities and the subordinated debt securities will be effectively subordinated to creditors of our subsidiaries. As of September 30, 2015, our subsidiaries had an aggregate of $1.1 billion of unsecured and unsubordinated indebtedness. The indebtedness of our subsidiaries, with respect to the assets and operations of such subsidiaries, is effectively senior to both the senior debt securities and the subordinated debt securities.

Since we are a holding company, our ability to pay debt service on our debt securities is dependent upon the cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends and make debt service payments to us. Certain of our subsidiaries have contractual restrictions on the amount of dividends that they may pay us. In addition, Cleco Power, our largest subsidiary, is subject to regulation by the LPSC, which may impose limits on the amount of dividends that Cleco Power may pay us.

Unless we inform you otherwise in the applicable prospectus supplement, the indentures do not contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. The indentures also do not contain provisions that give holders the right to require us to repurchase their debt securities in the event of a decline in our credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

Terms. The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether the debt securities will be senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global debt securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any right to convert or exchange the debt securities into shares of our common stock;

•	any sinking fund or other provisions that would require the redemption, purchase or repayment of debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples thereof;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities of ours or any other entity;

•	with respect to any subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

•	any other terms of the debt securities not prohibited by the applicable indenture.

We may sell the debt securities at a discount, which may be substantially below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Consolidation, Merger and Sale of Assets. The indentures generally permit a consolidation or merger between us and another entity. They also permit us to sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets. We have agreed, however, that we will not consolidate with or merge into any entity or sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets to any entity unless:

•	immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction; and

•	if we are not the continuing entity, the resulting entity or transferee assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the applicable indenture and debt securities.

Upon any such consolidation or merger in which we are not the continuing entity or any such asset sale, lease, conveyance, transfer or disposition involving us, the resulting entity or transferee will be substituted for us under the applicable indenture and debt securities. In the case of an asset sale, conveyance, transfer or disposition other than a lease, we will be released from the applicable indenture.

Events of Default. Unless we inform you otherwise in the prospectus supplement, the following are events of default with respect to a series of debt securities:

•	failure to pay interest when due on that series of debt securities for 30 days;

•	failure to pay principal of or any premium on that series of debt securities when due for three “business days” (as defined in the indentures);

•	failure to make any sinking fund payment on that series of debt securities when required for that series for 30 days;

•	failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of one or more other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the then outstanding debt securities of each series issued under that indenture that are affected by that failure;

•	specified events involving our bankruptcy, insolvency or reorganization; and

•	any other event of default provided for in that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The indentures provide that the trustee generally must mail notice of a default or event of default of which it has actual knowledge to the registered holders of the applicable debt securities within 90 days of occurrence. However, the trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder. If any other event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default may declare the principal of and all accrued and unpaid interest on those debt securities immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the event of default may in some cases rescind this accelerated payment requirement.

A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of:

•	with respect to debt securities of a series, conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising as a result of specified events of default; or

•	with respect to all debt securities issued under the applicable indenture that are affected, conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising other than as a result of such specified events of default.

The trustee, however, may refuse to follow any such direction that conflicts with law or the indentures, is unduly prejudicial to the rights of other holders of the debt securities, or would involve the trustee in personal liability. In addition, prior to acting at the direction of holders, the trustee will be entitled to be indemnified by those holders against any loss and expenses caused thereby.

The indentures require us to file each year with the trustee a written statement as to our compliance with the covenants contained in the applicable indenture.

Modification and Waiver. Each indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding debt securities of each series issued under that indenture that are affected by the amendment or supplement consent to it. Without the consent of the holder of each debt security issued under the indenture and affected, however, no modification to that indenture may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the debt security;

•	reduce the principal of the debt security or change its stated maturity;

•	reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

•	change any obligation to pay additional amounts on the debt security;

•	make payments on the debt security payable in currency other than as originally stated in the debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on the debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or make any change in the provision related to modification;

•	make any change that adversely affects the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security;

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security; or

•	waive a continuing default or event of default regarding any payment on the debt securities.

Each indenture may be amended or supplemented or any provision of that indenture may be waived without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger or consolidation or asset sale, lease, conveyance, transfer or other disposition of all or substantially all of our assets, in each case as permitted under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for, any guarantees of or any additional obligors on any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

•	to add events of default with respect to any debt securities;

•	to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect; provided that any change made solely to conform the provisions of the indenture to a description of debt securities in a prospectus supplement will not be deemed to adversely affect any outstanding debt securities of that series issued in any material respect; and

•	to supplement the provisions of an indenture to permit or facilitate defeasance or discharge of securities that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in respect of any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Conversion. Any series of the debt securities may be convertible into or exchangeable for shares of our common stock. The terms on which any series of debt securities will be convertible into or exchangeable for shares of our common stock will be set forth in the prospectus supplement related to such debt securities.

Defeasance. When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. If any combination of funds or government securities are deposited with the trustee under an indenture sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•	we will no longer have any obligation to comply with the consolidation, merger and sale of assets covenant and other specified covenants relating to the debt securities of that series, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Governing Law. New York law will govern the indentures and the debt securities.

Trustee. We will name the trustee under the relevant indenture in the prospectus supplement relating to the senior debt securities or the subordinated debt securities, as the case may be.

If an event of default occurs under an indenture and is continuing, the trustee under that indenture will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The trustee will become obligated to exercise any of its powers under that indenture at the request of any of the holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity satisfactory to it.

Each indenture contains limitations on the right of the trustee, if it becomes our creditor, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Form, Exchange, Registration and Transfer. The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, we will not be required to register the transfer or exchange of:

•	any debt security during a period beginning 15 business days prior to the mailing of any notice of redemption or mandatory offer to repurchase and ending on the close of business on the day of mailing of such notice; or

•	any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agent. Unless we inform you otherwise in the prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in the prospectus supplement, interest payments will be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in the applicable prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the due date to the date of that payment on the next succeeding business date. For these purposes, unless we inform you otherwise in the prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York or New Orleans, Louisiana or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices. Any notice required by the indentures to be provided to holders of the debt securities will be given by mail to the registered holders at the addresses as they appear in the security register.

Replacement of Debt Securities. We will replace any debt securities that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated debt securities or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed debt security, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the debt securities before a replacement debt security will be issued.

Book-Entry Debt Securities. The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Provisions Applicable Solely to Subordinated Debt Securities

Subordination. Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt, as described below. Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal of or any premium or interest on the subordinated debt securities if we fail to pay the principal, interest, premium or any other amounts on any Senior Debt when due.

The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

The subordinated indenture does not limit the amount of Senior Debt that we may incur. As a result of the subordination of the subordinated debt securities, if we become insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

Unless we inform you otherwise in the prospectus supplement, “Senior Debt” will mean all debt, including guarantees, of ours, unless the debt states that it is not senior to the subordinated debt securities or our other junior debt. Senior Debt with respect to a series of subordinated debt securities could include other series of debt securities issued under a subordinated indenture.

Description of Common Stock

We have summarized selected aspects of our capital stock below. For a complete description, you should refer to our amended and restated articles of incorporation and bylaws, both of which are exhibits to the registration statement of which this prospectus is part.

Our authorized capital stock consists of:

•	100,000,000 shares of common stock, par value $1 per share;

•	1,491,900 shares of preferred stock, par value $100 per share, which we refer to as the “$100 preferred stock;” and

•	3,000,000 shares of preferred stock, par value $25 per share, which we refer to as the “$25 preferred stock.”

As of September 30, 2015, 60,482,051 shares of our common stock were outstanding, no shares of our $100 preferred stock were outstanding and no shares of our $25 preferred stock were outstanding.

Common Stock

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, except in the election of directors, in which case holders of common stock have cumulative voting rights. Cumulative voting gives each shareholder the right to multiply the number of votes to which he or she is entitled by the number of directors to be elected and to cast all of those votes for one candidate or distribute them among any two or more candidates. Subject to preferences that may be applicable to any outstanding preferred stock and to restrictive covenants in certain debt instruments of ours, the holders of common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available for that purpose. If we are liquidated, dissolved or wound up, the holders of common stock will be entitled to a pro rata share in any distribution to shareholders, but only after satisfaction of all of our liabilities and of the prior rights of any outstanding class of our preferred stock.

The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

The common stock is listed on the New York Stock Exchange and trades under the symbol “CNL.”

Anti-Takeover Provisions

Some provisions of Louisiana law and our amended and restated articles of incorporation, as subsequently amended, and bylaws, as revised, could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of control of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms. These provisions could delay or prevent an acquisition of us that a shareholder might consider to be in his or her best interest, including attempts that might result in a premium over the market price for our common stock.

Shareholder Meetings

Our articles of incorporation and bylaws provide that special meetings of shareholders may be called by the chief executive officer, the president, a majority of the board of directors, a majority of the executive committee of the board of directors or by shareholders holding 51% of our total voting power. In some cases, shareholders holding specified amounts of preferred stock may also call a special meeting. A majority of the outstanding shares of common stock entitled to vote is a quorum for a shareholder meeting. In general, a majority of votes cast decides a matter brought before a meeting.

Shareholder Proposals and Nominations of Directors

Shareholders can submit proposals and nominate candidates for our board of directors if the shareholders follow advance notice procedures described in our bylaws.

To make a proposal or nominate a candidate for our board of directors, a shareholder must submit a timely notice to our secretary. Generally, a shareholder’s proposal must be received at least 120 days prior to the meeting for which the proposal is made. If we give less than 135 days’ notice or prior public disclosure of the meeting, we must receive the proposal no later than 15 days after the day we give notice or make public the date of the meeting. A shareholder’s director nomination must be received at least 180 days before the meeting at which the person is proposed to be nominated. Shareholder proposals or nominations must give specified information about the shareholder and the proposal being made or the director being nominated, as the case may be.

Shareholder proposals and director nominations that are late or that do not include the required information may be rejected. This could prevent shareholders from bringing certain matters before a meeting, including making nominations for directors.

Supermajority Vote for Certain Transactions

Our amended and restated articles of incorporation provide that we may sell, lease or otherwise dispose of all or any of our assets upon the affirmative vote of two-thirds of all directors. But if such a transaction involves the receipt of shares or securities of another corporation, we may engage in the transaction only upon receiving the affirmative vote of two-thirds of all directors and holders of a majority of our outstanding capital stock. Additionally, unless we redeem all outstanding shares of preferred stock, we may not take any of the following actions without the consent of holders of two-thirds of any outstanding preferred stock:

•	voluntarily liquidate, dissolve or wind up;

•	sell or transfer substantially all of our assets; or

•	consolidate or merge with another company or entity.

Interested Shareholder Transactions

Our bylaws require that mergers, consolidations or share exchanges with a shareholder owning 10% or more of our voting power be recommended by the board and approved by:

•	80% of the votes entitled to be cast by outstanding shares of voting stock; and

•	two-thirds of votes entitled to be cast by voting stock other than the interested shareholder.

Our bylaws provide that a quorum for purposes of voting on such a transaction consists of 80% of the votes entitled to be cast, unless 80% of the “continuing directors,” as defined in our bylaws, approves the transaction prior to submission of the matter to a shareholder vote.

Transactions that do not alter the contract rights of our stock or convert our shares and satisfy certain consideration and procedural requirements are exempt from these requirements.

Limitation of Liability of Officers and Directors

Section 1-202(B)(5) of the Louisiana Business Corporation Act (“LBCA”) authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their shareholders for monetary damages for breach of an officer’s or director’s fiduciary duties, except for:

•	any breach of the officer’s or director’s duty of loyalty to the corporation or its shareholders;

•	an intentional infliction of harm on the corporation or its shareholders;

•	a violation of a director’s liability for unlawful distribution per Section 1-833 of the LBCA; and

•	an intentional violation of criminal law.

Our amended and restated articles of incorporation limit the liability of our officers and directors to us and our shareholders to the fullest extent permitted by Louisiana law. The inclusion of these provisions in our amended and restated articles of incorporation may reduce the likelihood of derivative litigation against our officers and directors, and may discourage or deter shareholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though such an action, if successful, might have otherwise benefited us and our shareholders. Our bylaws provide indemnification to our officers and directors and certain other persons.

Other Provisions

Except for specified cases in which our board of directors may amend our articles of incorporation, amendment of our articles of incorporation requires the affirmative vote, at a meeting, of holders of the majority of our outstanding capital stock. Additionally, our bylaws provide that amendments to our articles of incorporation that affect any of the following items will not be effective until at least one year after the adoption of the amendment by the shareholders:

•	quorum requirements for our shareholder meetings;

•	procedures and votes required for amending our articles of incorporation or bylaws;

•	the effective date of an amendment to the articles of incorporation or bylaws, or the time at which steps may be taken to effect an amendment to the articles of incorporation or bylaws;

•	votes required for approving mergers and other business combinations;

•	votes required for approving an amendment or supplement to or repeal of the articles of incorporation or the bylaws;

•	number, powers and qualifications of our directors;

•	procedures relating to our directors, including appointment and removal; or

•	procedures relating to our shareholder meetings.

Our bylaws may be amended by the affirmative vote of a majority of the board of directors, subject to the power of the shareholders to amend the bylaws upon the affirmative vote of 80% of all shares of our stock entitled to vote thereon.

Shareholder proposals to amend our amended and restated articles of incorporation or bylaws must be received by the secretary at least 180 days before the meeting at which the proposal is to be considered and must contain specified information. These proposals may be rejected if not made in time or if they fail to include the required information.

Transfer Agent and Registrar

Computershare Trust Company, N.A., Providence, Rhode Island, is the transfer agent and registrar for our common stock.

Plan of Distribution

We may sell securities in and outside the United States:

•	directly to purchasers;

•	through an underwriter or underwriters;

•	through dealers;

•	through agents; or

•	through a combination of any of these methods.

We will describe the terms of any offering of securities in the prospectus supplement, including:

•	the method of distribution;

•	the name or names of any underwriters, dealers or agents, and any managing underwriter or underwriters;

•	the purchase price of the securities and the proceeds we receive from the sale;

•	any underwriting discounts, agency fees or other form of underwriters’ compensation;

•	any discounts and concessions allowed, reallowed or paid to dealers or agents; and

•	the expected time of delivery of the offered securities.

We may change the initial public offering price and any discount or concessions allowed or reallowed to dealers from time to time.

If we use underwriters to sell our securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the offered securities if any are purchased. In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

If we use a dealer to sell securities, we will sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. These dealers may be deemed underwriters, as such term is defined in the Securities Act of 1933, of the securities they offer and sell. If we elect to use a dealer to sell securities, we will provide the name of the dealer and the terms of the transaction in the prospectus supplement.

Securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to a remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act of 1933.

Underwriters, agents and dealers participating in the distribution of our securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

We may enter into agreements with the underwriters, agents, purchasers, dealers or remarketing firms who participate in the distribution of our securities that will require us to indemnify them against specified liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that they or any person controlling them may be required to make for those liabilities. Underwriters, agents or dealers may be our customers. They may also engage in transactions with us or perform services for us or for our affiliates in the ordinary course of business.

Unless we inform you otherwise in the applicable prospectus supplement, each series of our securities (other than shares of our common stock) will be a new issue with no established trading market. We may elect to list any series of securities on an exchange. However, we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of our securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for the securities will develop.

In connection with an offering, the underwriters or agents may purchase and sell our securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities. Syndicate short positions involve the sale by the underwriters or agents of a greater number of securities than they are required to purchase from us in the offering. The underwriters also may impose a penalty bid, in which selling concessions allowed to syndicate members or other broker dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC in accordance with the information requirements of the Exchange Act. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain further information regarding the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public over the Internet at the SEC’s web site located at http://www.sec.gov and on our website, located at http://www.cleco.com. In addition, you may inspect our reports at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC. This means we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus, a prospectus supplement or information that we file subsequently that is incorporated by reference into this prospectus. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC, and our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) until the offering of the securities is completed (File No. 1-15759):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 27, 2015;

•	our Amendment to the Annual Report on Form 10-K/A, filed with the SEC on April 28, 2015;

•	our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2015, filed with the SEC on April 28, 2015; for the quarterly period ended June 30, 2015, filed with the SEC on July 27, 2015 and for the quarterly period ended September 30, 2015, filed with the SEC on October 28, 2015; and

•	our Current Reports on Form 8-K filed with the SEC on February 10, 2015, February 13, 2015, February 26, 2015, March 13, 2015, July 20, 2015 and October 2, 2015.

This prospectus is part of a registration statement we have filed with the SEC relating to our securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are also available at the SEC’s Public Reference Room or through its web site.

You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at:

Cleco Corporation

2030 Donahue Ferry Road

Pineville, Louisiana 71360-5226

Attn: Corporate Secretary

(318) 484-7400

Validity of Securities

The validity of any securities offered hereby will be passed upon for us by Locke Lord LLP, Houston, Texas. Wade A. Hoefling, our Senior Vice President — General Counsel and Director of Regulatory Compliance, will pass upon all matters of Louisiana law in this connection. The validity of any shares of our common stock offered hereby will be passed upon for us by Mr. Hoefling. Locke Lord LLP will pass upon other legal matters for us in this connection. At September 30, 2015, Mr. Hoefling beneficially owned 49,983 shares of our common stock (including shares held under employee benefit plans). None of such shares were issued or granted in connection with the offering of the securities offered by this prospectus. Any underwriters or agents will be advised about the validity of the securities by their own counsel, which counsel will be named in the applicable prospectus supplement.

Experts

The financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from Cleco Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Cleco Corporation’s internal control over financial reporting have been audited by Deloitte & Touche, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given on their authority as experts in accounting and auditing.

The consolidated financial statements for the year ended December 31, 2012 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Cleco Corporation (the “Company”) estimates that expenses in connection with the offering described in this Registration Statement will be as follows:

Securities and Exchange Commission registration fee	$50,350	*
Blue sky fees and expenses	10,000
Attorneys’ fees and expenses	50,000
Independent registered public accounting firm’s fees and expenses	10,000
Printing expenses	10,000
Rating agency fees	50,000
Trustee’s fees and expenses	20,000
Miscellaneous expenses	70,000

Total Expenses	$270,350	*

*	Actual; all other expenses are estimated.

Item 15. Indemnification of Directors and Officers.

Section 1-851 of the LBCA authorizes a corporation to limit or eliminate the personal liability of a director to it or its shareholders for monetary damages for breach of a director’s fiduciary duties, if any one of the conditions below exists:

•	the director conducted himself or herself in good faith and reasonably believed either of the following: (i) in the case of conduct in an official capacity, that his or her conduct was in our best interest; and (ii) in all other cases, that the director’s conduct was at least not opposed to the corporation’s best interests;

•	in the case of any criminal proceeding, the director had no reasonable cause to believe his or her conduct was unlawful; or

•	the director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, for which liability has been eliminated;

Section 1-851 of the LBCA also permits indemnification where (i) a director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirements above, or (ii) the termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director did not meet the relevant standard of conduct.

Section 1-851 of the LBCA prohibits a corporation from indemnifying a director in connection with either of the following: (i) a proceeding by or in the right of the corporation, except for expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct listed above; or (ii) any proceeding with respect to conduct for which the director was adjudged liable on the basis of receiving a financial benefit to which he or she was not entitled, whether or not involving action in the director’s official capacity.

Under Section 1-852 of the LBCA, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against expenses incurred by the director in connection with the proceeding.

Under Section 1-853 of the LBCA, a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding by an individual who is a party to the proceeding because that individual is a member of the board of directors if the director delivers to the corporation both of the following: (i) a written affirmation of the director’s good faith belief that the relevant standard of conduct described in Section 1-851 has been met by the director or that the proceeding involves conduct for which liability has been eliminated under Section 1-852; and (ii) a written undertaking of the director to repay any funds advanced if the director is not entitled to mandatory indemnification under Section 1-852 and it is ultimately determined under Section 1-854 or 1-855 that the director has not met the relevant standard of conduct described in Section 1-851. The undertaking required in Section 1-853 must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment. Authorizations under this Section shall be made by one of the following: (X) by the board of directors in either of the following manners: (i) if there are two or more qualified directors, by a majority vote of all the qualified directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more qualified directors appointed by such a vote or (ii) if there are fewer than two qualified directors, by the vote necessary for action by the board, in which authorization directors who are not qualified directors may participate; or (Y) by the shareholders, except that shares owned by or voted under the control of a director who at the time is not a qualified director may not be voted on the authorization.

Article IV of the Bylaws of the Company provides that the Company shall indemnify any person who was or is, or is threatened to be made, a party to or otherwise involved in any pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative or investigative (any such threatened, pending or completed proceeding being hereinafter called a “Proceeding”) by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another business, foreign or nonprofit corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (whether the basis of his involvement in such Proceeding is alleged action in an official capacity or in any other capacity while serving as such), to the fullest extent permitted by applicable law in effect from time to time, and to such greater extent as applicable law may from time to time permit, from and against expenses, including attorney’s fees, judgments, fines, amounts paid or to be paid in settlement, liability and loss, ERISA excise taxes, actually and reasonably incurred by him or on his behalf or suffered in connection with such Proceeding or any claim, issue or matter therein; provided, however, that, except as provided in section 5 of Article IV, the Company shall indemnify any such person claiming indemnity in connection with a Proceeding initiated by such person only if such Proceeding was authorized by the board of directors.

The Bylaws further provide that (i) the Company shall from time to time pay, in advance of final disposition, all Expenses (as therein defined) incurred by or on behalf of any person claiming indemnity thereunder in respect of any Proceeding, (ii) the right to indemnification provided therein is a contract right and no amendment, alteration or repeal of the Bylaws shall restrict the indemnification rights granted by the Bylaws as to any person claiming indemnification with respect to acts, events and circumstances that occurred, in whole or in part, before such amendment, alteration or repeal, (iii) any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and legal representative of such person and (iv) the right of indemnification and to receive advancement of expenses contemplated by Section 1 of Article IV of the Bylaws are not exclusive of any other rights to which any person may at any time be otherwise entitled, provided that such other indemnification may not apply to a person’s willful or intentional misconduct. The Bylaws also set forth certain procedural and evidentiary standards applicable to the enforcement of a claim thereunder.

The Bylaws also provide that the Company may procure or maintain insurance or other similar arrangement, at its expense, to protect itself and any director, officer, employee or agent of the Company or other corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against or incurred by such person, whether or not the Company would have the power to indemnify such person against such expense or liability. In considering the cost and availability of such insurance, the Company, in the exercise of its business judgment, may purchase insurance which provides for any and all of (i) deductibles, (ii) limits on payments required to be made by the insurer, or (iii) coverage which may not be as comprehensive as that previously included in insurance purchased by the Company. The purchase of insurance with deductibles, limits on payments and coverage exclusions will be deemed to be in the best interest of the Company but may not be in the best interest of certain of the persons covered thereby. As to the Company, purchasing insurance with deductibles, limits on payments, and coverage exclusions is similar to the Company practice of self-insurance in other areas. In order to protect the officers and directors of the Company, the Company shall indemnify and hold each of them harmless as provided in Article IV, without regard to whether the Company would otherwise be entitled to indemnify such officer or director under the other provisions of Article IV, to the extent (i) of such deductibles, (ii) of amounts exceeding payments required to be made by an insurer or (iii) that prior policies of officers and directors liability insurance held by the Company would have provided for payment to such officer or director. Notwithstanding the foregoing provisions, no person shall be entitled to indemnification for the results of such person’s willful or intentional misconduct.

Section 1-202(B)(5) of the LBCA authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their shareholders for monetary damages for breach of an officer’s or director’s fiduciary duties, except for (i) any breach of the officer’s or director’s duty of loyalty to the corporation or its shareholders; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) a violation a director’s liability for unlawful distribution; and (iv) an intentional violation of criminal law.

Item 16. Exhibits.

See Index to Exhibits beginning on page II-8.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939 (the “Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pineville, the State of Louisiana, on October 29, 2015.

CLECO CORPORATION

By:	/s/ Bruce A. Williamson
Bruce A. Williamson
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wade A. Hoefling, Thomas R. Miller and Darren J. Olagues, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agent or agents, with full power to act with or without the other, and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and all instruments necessary or incidental thereto, to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bruce A. Williamson Bruce A. Williamson	Chairman, President, Chief Executive Officer (Principal Executive Officer)	October 29, 2015

/s/ Thomas R. Miller Thomas R. Miller	Senior Vice President, Chief Financial Officer & Treasurer (Principal Financial Officer)	October 29, 2015

/s/ Terry L. Taylor Terry L. Taylor	Controller & Chief Accounting Officer (Principal Accounting Officer)	October 29, 2015

/s/ Vicky A. Bailey Vicky A. Bailey	Director	October 29, 2015

/s/ Elton R. King Elton R. King	Director	October 29, 2015

/s/ Logan W. Kruger Logan W. Kruger	Director	October 29, 2015

Signature	Title	Date

/s/ William L. Marks William L. Marks	Director	October 29, 2015

/s/ Peter M. Scott III Peter M. Scott III	Director	October 29, 2015

/s/ Shelley Stewart Jr. Shelley Stewart Jr.	Director	October 29, 2015

/s/ William H. Walker, Jr. William H. Walker, Jr.	Director	October 29, 2015

INDEX TO EXHIBITS

Exhibit Number	Document Description	Report or Registration Statement	Exhibit Reference

1.1*	Form of Underwriting Agreement

2(a)**	Agreement and Plan of Merger, dated as of October 17, 2014, by and among Cleco Corporation, Como 1 L.P. and Como 3 Inc.	Form 8-K, filed October 17, 2014	2.1

3.1**	Amended and Restated Articles of Incorporation of Cleco Corporation, restated effective November 2, 2010	Form 8-K, filed November 2, 2010	3.1

3.2**	Articles of Amendment to the Amended and Restated Articles of Incorporation, effective April 26, 2013	Form 10-Q for the quarterly period ended March 31, 2013, filed April 29, 2013	3.2

3.3**	Bylaws of the Company, revised effective October 25, 2014	Form 10-Q for the quarterly period ended September 30, 2015, filed October 28, 2015	3.1

4.1	Form of Senior Indenture		4.1

4.2	Form of Subordinated Indenture		4.2

4.3	Form of Senior Debt Security (included in Exhibit 4.1)		4.3

4.4	Form of Subordinated Debt Security (included in Exhibit 4.2)		4.4

5.1	Opinion of Locke Lord LLP

5.2	Opinion of Wade A. Hoefling

12.1**	Statement Regarding Computation of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends for the twelve-month periods ended December 31, 2014, 2013, 2012, 2011 and 2010	Form 10-K for the fiscal year ended December 31, 2014, filed February 27, 2015	12	(a)

12.2**	Statement Regarding Computation of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends for the nine months ended September 30, 2015, and the twelve months ended December 31, 2014	Form 10-Q for the quarterly period ended September 30, 2015, filed October 28, 2015	12	(a)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Locke Lord LLP (included in Exhibit 5.1)

23.4	Consent of Wade A. Hoefling (included in Exhibit 5.2)

24	Power of Attorney (included on page II-5 of this registration statement)

25.1***	Statement of Eligibility on Form T-1 of the Senior Indenture Trustee

25.2***	Statement of Eligibility on Form T-1 of the Subordinated Indenture Trustee

*	To be filed by amendment or by a report on Form 8-K pursuant to Regulation S-K, Item 601(b).
**	Incorporated herein by reference as indicated.
***	To be incorporated by reference to a filing made in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.